Exhibit 10.3

Execution Version

SECOND AMENDED AND RESTATED SERVICING AGREEMENT

This Second Amended and Restated Servicing Agreement (the “Agreement”) is made and entered into the 1st day of January 2006 between AmeriCredit Financial Services of Canada Ltd. as successor by merger to AmeriCredit Service Center Ltd., an Ontario corporation (“AFS of Canada”), and AmeriCredit Financial Services, Inc., a Delaware corporation (“AFSI”).

WHEREAS, AFS of Canada and AFSI are parties to that certain Amended and Restated Servicing Agreement dated as of July 1, 2003; and

WHEREAS, the parties hereto desire that AFS of Canada provide servicing of AFSI’s automobile loan contracts as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed by and between the parties hereto as follows:

DUTIES

1.

AFS of Canada agrees that, during the term of this Agreement, it will provide servicing of AFSI’s automobile loan contracts including, but not limited to, collection calls to borrowers and operational services on a daily basis as required;

2.	AFS of Canada will provide full administrative support including, without limitation, making its relevant employees available to service AFSI’s automobile loan contracts as is necessary; and

3.	Subject to the “Term” provisions below, AFS of Canada have the option to retain another person or entity to provide any or all of the services covered in this Agreement.

SERVICING FEE

AFSI shall pay AFS of Canada a fee equal to the costs expended by AFS of Canada in rendering the services described in this Agreement plus a five percent (5%) mark-up on such costs.

INDEMNIFICATION

AFSI shall indemnify AFS of Canada and its officers, directors, agents and employees thereof against any and all loss, liability or expense (other than overhead and expenses incurred in the normal course of business) incurred by the performance of AFS of Canada’s duties under this Agreement other than if such loss, liability or expense was incurred by AFS of Canada as a result of its willful misconduct, bad faith or gross negligence.

TERM

The initial term of this Agreement shall commence as of the first date written above and shall terminate on June 30, 2006 (the “Initial Term”), and shall automatically be renewed as of each July 1 for successive one year terms (each a “Renewal Term”) unless either party shall give notice to the other of its intent not to renew at least 60 days prior to the end of the Initial Term, or the then current Renewal Term, as applicable (the Initial Term and all Renewal Terms, if any, are hereinafter referred to collectively as the “Term”). Notwithstanding the foregoing, either party may terminate this Agreement on thirty (30) days written notice to the other party.

COVENANTS & GENERAL PROVISIONS

1.

AFS of Canada covenants and represents that it is an Ontario corporation in good standing under the laws of such jurisdiction and that the person executing this Agreement on its behalf is authorized to execute this Agreement.

2.

AFSI covenants and represents that it is a Delaware corporation in good standing under the laws of such jurisdiction and that the person executing this Agreement on its behalf is authorized to execute this Agreement.

3.

This Agreement shall be deemed made in, and governed by, the laws of the State of Texas and in the event of a dispute, each party hereby consents to the jurisdiction of the appropriate courts of the State of Texas to resolve such dispute.

4.

This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors and assigns, any rights, remedies, or liabilities under or by revision of this Agreement.

5.

This Agreement constitutes the entire agreement between the parties, contains all of the agreements between the parties with respect to the subject matter here, and supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom the waiver is sought to be enforced.

6.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or it received three business days after being mailed by certified or registered mail.

7.	The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

8.	This Agreement may be executed in any number of counterparts, but all of such counterparts together shall constitute one and the same agreement.

9.

No provision contained in this Agreement shall be deemed to have been abrogated or waived by reason of failure or delay to enforce the same, regardless of the number of branches or violations which may occur. This Agreement may be amended only by a written executed by each party hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, on the day and year first above written.

AmeriCredit Financial Services of Canada Ltd.	AmeriCredit Financial Services, Inc.

By: /s/ Dean R. Mackey	By: /s/ Chris A. Choate
Name: Dean R. Mackey	Name: Chris A. Choate
Title: Vice President, Human Resources	Title: Executive Vice President, Chief Financial
Officer and Treasurer

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